Exhibit 10.39

EXECUTION VERSION
PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 7, 2025, by and among (i) Coca-Cola Consolidated, Inc., a Delaware corporation (the “Company”), (ii) Carolina Coca-Cola Bottling Investments, Inc., a Delaware corporation (the “Seller”), (iii) solely for purposes of Article VI and Article VII, J. Frank Harrison, III (“Harrison”), and (iv) for purposes of certain provisions of Article III (specified herein), Article VI and Article VII, The Coca-Cola Company, a Delaware corporation (“TCCC”).
RECITALS:
WHEREAS, the parties hereto previously entered into that certain Amended and Restated Stock Rights and Restrictions Agreement, dated as of February 19, 2009, as amended by Amendment No. 1 on May 6, 2024 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Stock Rights and Restrictions Agreement”), pursuant to which the Seller and TCCC were granted certain rights in their capacity as shareholders of the Company;
WHEREAS, the Seller is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 18,835,460 shares of Common Stock, par value $1.00 per share, of the Company (“Common Stock”), representing approximately 25.0% of the issued and outstanding shares of Common Stock, and approximately 6.8% of the total voting power of the issued and outstanding shares of Common Stock (calculated assuming all issued and outstanding shares of Class B Common Stock, par value $1.00 per share, of the Company (“Class B Common Stock”) are converted into shares of Common Stock) (the “Seller Owned Shares”); and
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, (i) the Company desires to purchase from the Seller, and the Seller desires to sell to the Company, all of the Seller Owned Shares in consideration for a cash payment equal to the Purchase Price (as defined below) (such transaction, the “Repurchase”) and (ii) in connection with the Repurchase, the parties hereto desire to terminate in its entirety the Stock Rights and Restrictions Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Article I

PURCHASE OF THE SHARES
1.1Purchase. At the Closing, upon the terms and subject to the conditions of this Agreement, the Seller will sell, transfer, convey, assign and deliver to the Company, and the Company will purchase, acquire and accept from the Seller, in each case, in accordance with applicable Law (as hereinafter defined), free and clear of any and all Liens (as defined below), all of the Seller Owned Shares at a price of U.S. $127.00 per share of Common Stock. Payment for the Seller Owned Shares shall be made in cash in the aggregate amount of U.S. $2,392,103,420.00 (the “Purchase Price”).

1.2Closing. The closing of the purchase and sale of the Seller Owned Shares pursuant to this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the date hereof, subject to the conditions set forth in Article IV and Article V (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing) being satisfied or waived, or at such other time, place and date that the parties hereto may agree in writing. At the Closing, (a) the Seller shall deliver to the Company (i) the certificate(s) representing the Seller Owned Shares duly endorsed for transfer or accompanied by an appropriate stock transfer instrument duly executed in blank and (ii) the Resignation Letter (as defined below) and (b) the Company shall pay to the Seller, by wire transfer of immediately available funds to the account specified in writing by the Seller prior to the Closing, an amount equal to the Purchase Price, net of any applicable withholding taxes and without interest.
1.3Transfer Taxes. The Company will pay any stock transfer taxes imposed on the purchase of the Seller Owned Shares pursuant to this Agreement.
Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Seller as follows, each of which shall survive the Closing:
2.1Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
2.2Company SEC Reports. The Company has timely filed or furnished each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by the Company pursuant to the Securities Act of 1933 (the “Securities Act”) or the Exchange Act with the U.S. Securities and Exchange Commission since May 6, 2024 (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the Company SEC Reports (A) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, Sarbanes-Oxley Act of 2002, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
2.3Authorization. The Company has the full legal right, corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).
2.4No Violation. The execution, delivery and performance by the Company of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby will not: (a) violate or conflict with any provision of the Company’s organizational documents, in each case, as amended to the date hereof (the “Organizational Documents”); (b) violate any provision of any statute, law, code, ordinance, treaty, policy, judgment, order, injunction, decree, rule, consent, writ, determination, arbitration award, rule or regulation

(collectively, “Laws”) of or by any federal, state, foreign or other governmental or public body, agency or authority, or subdivision thereof, instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof (collectively, “Governmental or Regulatory Entity”), applicable to the Company or any of its properties or assets; or (c) violate, conflict with, result in a breach of or the loss of any benefit under, constitute (with due notice or lapse of time or both) a default under, result in the termination of or a right of termination or cancellation under, result in the creation of a lien upon the assets of the Company under, or accelerate the performance required by or rights or obligations under, any of the terms, conditions or provisions of any contract, note, bond, lease, loan agreement, mortgage, security agreement, indenture, deed of trust, license, agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties, assets or business is subject, except with respect to clauses (b) and (c) for such violations, conflicts or breaches that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated hereby.
2.5Approvals or Consents. No consents, authorizations, waivers or approvals are required in connection with the execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated hereby or the performance by the Company of its obligations hereunder, except for those that have been obtained.
2.6Absence of Litigation. There is no Action (as hereinafter defined) pending against or, to the knowledge of the Company, threatened against, or any judgment, order, injunction or decree imposed upon, the Company or any of its Affiliates (as defined below) before (or, in the case of threatened Actions, would be before) or by, or any settlement agreement or other similar written agreement with, any Governmental or Regulatory Entity that would reasonably be expected to prevent or materially impair or delay the performance of this Agreement or the consummation of the transactions contemplated hereby. As used herein, “Action” means any action, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case, before any Governmental or Regulatory Entity, in law or in equity.
2.7Acknowledgement. The Company understands and acknowledges that the Seller is entering into this Agreement in reliance upon the Company’s execution, delivery and performance of this Agreement.
2.8No Brokers or Finders. Neither the Company nor any Affiliate thereof has retained, employed or used any broker or finder that is entitled to any fee or commission from the Seller or any of its Affiliates in connection with the transactions provided for herein or in connection with the negotiation thereof. As used herein, “Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person; provided that for purposes of this Agreement, the Seller and the Company shall not be deemed to be Affiliates of each other.
2.9No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its subsidiaries or with respect to any other information provided by or on behalf of the Company.
Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants, and, with respect to Sections 3.1, 3.4 through 3.7, and 3.11 through 3.13 hereof, TCCC also represents and warrants, to the Company as follows, each of which shall survive the Closing:

3.1Organization. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
3.2Ownership of Seller Owned Shares. The Seller is the beneficial and sole record owner of the Seller Owned Shares. There are no (a) securities convertible into or exchangeable for any of the Seller Owned Shares; (b) options, warrants or other rights to purchase or subscribe for any of the Seller Owned Shares; or (c) contracts, commitments, agreements, understandings or arrangements of any kind (contingent or otherwise) relating to the issuance, sale or transfer of any of the Seller Owned Shares, other than the Stock Rights and Restrictions Agreement (which shall be terminated pursuant to this Agreement). Immediately following the consummation of the Repurchase pursuant to this Agreement, neither the Seller nor TCCC shall own any shares of Common Stock, Class B Common Stock, or any other direct or indirect equity interest in the Company.
3.3Title. The Seller has good and marketable title to the Seller Owned Shares, free and clear of any and all liens, security interests, mortgages, rights of first refusal, agreements, limitation on voting rights, restrictions, levies, claims, pledges, equities, options, contracts, assessments, conditional sale agreements, charges and other encumbrances or interests of any nature whatsoever, including, without limitation, voting trusts or agreements or proxies (collectively, “Liens”), other than the Stock Rights and Restrictions Agreement (which shall be terminated pursuant to this Agreement), and other than applicable state and federal securities Laws.
3.4Authorization. The Seller has the full legal right, corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Seller. This Agreement constitutes a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).
3.5No Violation. The execution, delivery and performance by the Seller of this Agreement does not, and the consummation by the Seller of the transactions contemplated hereby will not: (a) violate or conflict with any provision of the Seller’s organizational documents, in each case, as amended to the date hereof; (b) violate any provision of any Laws of or by any Governmental or Regulatory Entity applicable to the Seller or any of its properties or assets; or (c) violate, conflict with, result in a breach of or the loss of any benefit under, constitute (with due notice or lapse of time or both) a default under, result in the termination of or a right of termination or cancellation under, result in the creation of a lien upon the assets of the Seller under, or accelerate the performance required by or rights or obligations under, any of the terms, conditions or provisions of any contract, note, bond, lease, loan agreement, mortgage, security agreement, indenture, deed of trust, license, agreement or instrument to which the Seller is a party or by which it is bound or to which any of its properties, assets or business is subject, except with respect to clauses (b) and (c) for such violations, conflicts or breaches that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Seller to consummate the transactions contemplated hereby.
3.6Approvals or Consents. No consents, authorizations, waivers or approvals are required in connection with the execution and delivery of this Agreement by the Seller, the consummation of the transactions contemplated hereby or the performance by the Seller of its obligations hereunder, except for those that have been obtained.
3.7Absence of Litigation. There is no Action (as hereinafter defined) pending against or, to the knowledge of the Seller, threatened against, or any judgment, order, injunction or decree imposed upon, the Seller or any of its Affiliates before (or, in the case of threatened Actions, would be before) or by, or any settlement agreement or other similar written agreement with, any Governmental or Regulatory Entity that would reasonably be expected to prevent or materially impair or delay the performance of this Agreement or the consummation of the purchase pursuant to this Agreement.

3.8Investigation. The Seller has independently investigated and evaluated the value of the Common Stock and the financial condition and affairs of the Company. Based upon its independent analysis, the Seller reached its own business decision to effect the sale of the Seller Owned Shares.
3.9Investment Experience. The Seller is sophisticated and capable of understanding and appreciating, and does understand and appreciate, that future events may occur that could increase the price of the Common Stock, and that the Seller will be deprived of the opportunity to participate in any gain that might have resulted if the Seller had not transferred the Seller Owned Shares to the Company hereunder.
3.10Information. The Seller is familiar with the business and financial condition and operations of the Company and has had the opportunity to conduct its own investigation of the Company. The Seller has had access to and has had the opportunity to review such information concerning the Company it deems necessary to enable it to make an informed investment decision concerning the Repurchase. The Seller has been offered the opportunity to ask questions of the Company and receive answers thereto, as it deems necessary to enable it to make an informed investment decision concerning the Repurchase.
3.11Acknowledgement. The Seller understands and acknowledges that the Company is entering into this Agreement in reliance upon the Seller’s execution, delivery and performance of this Agreement.
3.12No Brokers or Finders. Neither the Seller nor any Affiliate thereof has retained, employed or used any broker or finder that is entitled to any fee or commission from the Company or any of its subsidiaries in connection with the transactions provided for herein or in connection with the negotiation thereof.
3.13No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Seller nor any other person on behalf of the Seller makes any other express or implied representation or warranty with respect to the Seller or any of its subsidiaries or with respect to any other information provided by or on behalf of the Seller.
Article IV

CONDITIONS TO THE COMPANY’S OBLIGATIONS
4.1Conditions to the Company’s Obligations. The obligations of the Company under Section 1.2 to purchase the Seller Owned Shares from the Seller are subject to fulfillment as of the Closing of each of the following conditions, unless waived by the Company in accordance with Section 7.7:
(a)Representations and Warranties. The representations and warranties of the Seller contained in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.
(b)Performance. The Seller shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by it on or before the Closing.
(c)Deliveries. The Seller shall have delivered to the Company all of the Seller Owned Shares, free and clear of any and all Liens, along with all documents or other instruments necessary for a valid transfer of the Seller Owned Shares, and a completed and executed original copy of Internal Revenue Service (the “IRS”) Form W-9.
(d)Director Resignation. The Seller shall have delivered to the Company an executed resignation letter of Elaine Bowers Coventry to resign from the Board of Directors of the Company, and any committees thereof, effective as of the Closing (the “Resignation Letter”).

(e)No Legal Impediment. No Governmental or Regulatory Entity shall have advised or notified the Company that the consummation of the transactions contemplated hereunder would constitute a violation of any applicable Law, which notification or advice shall not have been withdrawn after the exhaustion of the Company’s good faith efforts to cause such withdrawal.
Article V

CONDITIONS TO THE SELLER’S OBLIGATIONS
5.1Conditions to the Seller’s Obligations. The obligations of the Seller under Section 1.2 to sell the Seller Owned Shares are subject to fulfillment as of the Closing of each of the following conditions, unless waived by the Seller in accordance with Section 7.7:
(a)Representations and Warranties. The representations and warranties of the Company contained in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.
(b)Performance. The Company shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by it on or before the date of the Closing.
(c)No Legal Impediment. No Governmental or Regulatory Entity shall have advised or notified the Seller that the consummation of the transactions contemplated hereunder would constitute a violation of any Law, which notification or advice shall not have been withdrawn after the exhaustion of the Seller’s good faith efforts to cause such withdrawal.
Article VI

TERMINATION OF STOCK RIGHTS AND RESTRICTIONS AGREEMENT
Each party hereby acknowledges and agrees that, effective as of the Closing, the Stock Rights and Restrictions Agreement shall be terminated in its entirety and shall be of no further force and effect and none of the parties hereto shall have any further rights or obligations thereunder, including, without limitation, any right of TCCC to designate a director to the Board of Directors of the Company.
Article VII

MISCELLANEOUS
7.1Termination. The Company or the Seller may terminate this Agreement if the Repurchase is not consummated by November 14, 2025. Upon termination of this Agreement pursuant to this Section 7.1, none of the parties hereto shall have any liability hereunder except to the extent of any damages resulting from a knowing and intentional breach of this Agreement prior to termination.
7.2Expenses. Except as explicitly provided herein, each party hereto shall be responsible for paying its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
7.3Further Assurances. Each party hereto shall execute and deliver any additional documents and take such further actions as may be reasonably necessary to carry out all of the provisions hereof, including all of the parties’ obligations under this Agreement.

7.4Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate.
7.5Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party hereto shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.
7.6Notices. All notices, requests and other communications required hereunder shall be in writing and delivered personally, electronically, or by a recognized next-day courier service or mailed by registered or certified mail. All such notices and communications shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)if to the Company, to:
Coca-Cola Consolidated Inc.
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211
Attention:     E. Beauregarde Fisher III;
        Gregory K. Sigmon
Email:         Beau.Fisher@cokeconsolidated.com;
        Greg.Sigmon@cokeconsolidated.com
with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:     Brian M. Janson;
        Jeffrey D. Marell
Email:         bjanson@paulweiss.com;
        jmarell@paulweiss.com

(b)if to the Seller or TCCC, to:
Carolina Coca-Cola Bottling Investments, Inc.
c/o The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
Attention:    John Murphy;
        Monica Howard Douglas
Email:         john.murphy@coca-cola.com
        mhowarddouglas@coca-cola.com

with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:     Brian V. Breheny;
        Thomas W. Greenberg;
        Dwight S. Yoo
Email:        brian.breheny@skadden.com;
        thomas.greenberg@skadden.com;
        dwight.yoo@skadden.com
(c)if to Harrison, to:
J. Frank Harrison, III
c/o Coca-Cola Consolidated, Inc.
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211

with a copy (which shall not constitute notice) to:
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211
Attention:     E. Beauregarde Fisher III;
        Gregory K. Sigmon
Email:         Beau.Fisher@cokeconsolidated.com;
        Greg.Sigmon@cokeconsolidated.com
7.7Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings (oral or written) between the parties hereto with respect thereto. Neither this Agreement nor any provision hereof may be amended or modified other than by a written instrument signed by each of the parties hereto. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision of this Agreement on the part of such other party to be performed or complied with.

7.8Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees.
7.9Assignment. No party hereto shall transfer or assign this Agreement or any of its rights, interests, or obligations hereunder, in whole or in part, whether voluntarily, by operation of law or otherwise, without the prior written approval of the other parties.
7.10Headings. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of any provision of this Agreement.
7.11Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
7.12Governing Law; Jurisdiction.
(a)This Agreement and all matters, claims or Actions (whether at law, in equity, in contract, in tort or otherwise) based upon, arising out of or relating to this Agreement, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.
(b)All Actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 7.12 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 7.6. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
7.13Counterparts. This Agreement may be executed in multiple counterparts (including by electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto (including by electronic signature) and delivered to each other party hereto (including electronically, e.g., in PDF format).

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of each of the parties hereto as of the day and year first above written.

COCA-COLA CONSOLIDATED, INC.

By:	/s/ Matthew J. Blickley
Name:	Matthew J. Blickley
Title:	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

CAROLINA COCA-COLA BOTTLING INVESTMENTS, INC.

By:	/s/ Stacy L. Apter
Name:	Stacy L. Apter
Title:	SVP, Treasurer

Solely for the purposes of Sections 3.1, 3.4 through 3.7, and 3.11 through 3.13 of Article III, Article VI and Article VII

THE COCA-COLA COMPANY

By:	/s/ Stacy L. Apter
Name:	Stacy L. Apter
Title:	SVP, Treasurer

Solely for the purposes of Article VI and Article VII

/s/ J. Frank Harrison, III
J. FRANK HARRISON, III

[Signature Page to Purchase Agreement]